Exhibit 4.38

EXECUTION VERSION

Dated 5 August 2024

$16,500,000
SECURED TERM LOAN FACILITY

CHRISEA MARITIME CO.
as Borrower

and

UNITED MARITIME CORPORATION
as Guarantor

and

SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED
as Original Lender

FACILITY AGREEMENT

relating to
the part financing of the acquisition cost of
m.v. "CHRISEA"

Index

Clause	Page

Section 1 Interpretation		5
1	Definitions and Interpretation	5
Section 2 The Facility		30
2	The Facility	30
3	Purpose	30
4	Conditions of Utilisation	30
Section 3 Utilisation		32
5	Utilisation	32
Section 4 Repayment, Prepayment and Cancellation		35
6	Repayment	35
7	Prepayment and Cancellation	35
Section 5 Costs of Utilisation		38
8	Interest	38
9	Interest Periods	39
10	Changes to the Calculation of Interest	39
11	Fees	40
Section 6 Additional Payment Obligations		42
12	Tax Gross Up and Indemnities	42
13	Increased Costs	45
14	Other Indemnities	47
15	Mitigation by the Lender	49
16	Costs and Expenses	50
Section 7 Guarantee		51
17	Guarantee and Indemnity	51
Section 8 Representations, Undertakings and Events of Default		54
18	Representations	54
19	Information Undertakings	61
20	General Undertakings	64
21	Insurance Undertakings	73
22	Ship Undertakings	78
23	Security Cover	85
24	Events of Default	87
Section 9 Changes to Parties		93
25	Changes to the Transaction Obligors	93
Section 10 Administration		94
26	Changes to the Lender	94
27	Payment Mechanics	96
28	Set-Off	98
29	Conduct of Business by the Lender	98
30	Bail-In	99
31	Notices	99
32	Calculations and Certificates	101
33	Partial Invalidity	101
34	Remedies and Waivers	101
35	Entire Agreement	102
36	Settlement or Discharge Conditional	102
37	Irrevocable Payment	102

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38	Amendments	102
39	Confidentiality	105
40	Confidentiality of Funding Rates	108
41	Counterparts	109
Section 11 Governing Law and Enforcement		110
42	Governing Law	110
43	Enforcement	110
Schedule 1 The Parties		111
Schedule 2 Conditions Precedent and Conditions Subsequent		113
Schedule 3 Utilisation Request		120
Schedule 4 List of Approved Valuers		122
Schedule 5 Timetables		123
Execution Pages		124

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THIS AGREEMENT is made on 5 August   2024

PARTIES

(1)
CHRISEA MARITIME CO., a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as borrower (the "Borrower")

(2)
UNITED MARITIME CORPORATION, a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as guarantor (the "Guarantor")

(3)
SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED, a company incorporated in Hong Kong with limited liability and business registration number 71963750, acting through its office at 6F., No. 130, Sec. 3, Nanjing E. Rd., Zhongshan Dist., Taipei City 104, Taiwan as Lender (the "Original Lender")

BACKGROUND

The Lender has agreed to make available to the Borrower a secured term loan facility of up to the lower of (i) $16,500,000 and (ii) 72.5% of the Fair Market Value of the Ship as at the Utilisation Date for the purpose of financing part of the acquisition cost of the Ship.

OPERATIVE PROVISIONS

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SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Bank" means Alpha Bank S.A of 93, Akti Miaouli, 18538, Piraeus, Greece (SWIFT Address: ), or any other bank acceptable to the Lender.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annex VI" means Annex VI of the Protocol of 1997 to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Approved Brokers" means Evmar Marine Inc., Arthur J. Gallagher & Co., Seascope Hellas S.A. and any other such insurance brokers firm or firms approved in writing by the Lender.

"Approved Classification" means, as at the date of this Agreement, “A1, Bulk Carrier, BC-A (holds 2,4 & 6 may be empty), ESP, AMS, ACCU, CPS, CSR with Additional Notations CRC(I), GRAB 20, RRDA, TCM, UWILD” with the Approved Classification Society.

"Approved Classification Society" means, as at the date of this Agreement, American Bureau of Shipping, and hereafter shall include any other classification society which is a member of the International Association of Classification Societies approved in writing by the Lender.

"Approved Commercial Manager" means:

(a)
Fidelity Marine Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands;

(b)
United Management Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

(c)
Seanergy Management Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands; and/or

(d)	any other person approved in writing by the Lender as the commercial manager of the Ship.

"Approved Crew Manager" means Global Seaways S.A., a corporation redomiciled in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, or any other person approved in writing by the Lender as the crew manager of the Ship.

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"Approved Flag" means the Bahamas, the Republic of Liberia, the Republic of Panama, the Republic of the Marshall Islands, Hong Kong, Singapore or any other flag approved in writing by the Lender.

"Approved Manager" means the Approved Commercial Manager, the Approved Technical Manager or the Approved Crew Manager.

"Approved Technical Manager" means Seanergy Shipmanagement Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, or any other person approved in writing by the Lender as the technical manager of the Ship.

"Approved Valuer" means at any time during the Security Period, any of the firms listed in Schedule 4 (List of Approved Valuers) or an Affiliate of any such firm through which valuations are commonly issued or any other reputable firm or firms of independent sale and purchase shipbrokers as agreed between the Lender and the Borrower from time to time.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignable Charter" means, in relation to the Ship:

(a)	a bareboat or demise charter for any duration; or

(b)
any time, voyage, consecutive voyage charter or dedicated contract of affreightments having a duration of more than (without taking into account any optional extensions) 12 months, including the Initial Charter, in each case, made on terms and with a charterer acceptable in all respects to the Lender.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 31 August 2024 or such later date as may be agreed by the Lender.

"Available Facility" means the Commitment minus:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of the Loan that is due to be made on or before the proposed Utilisation Date.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

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(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

"Balloon Amount” has the meaning given to it in Clause 6.1 (Repayment of Facility).

"Basel III” has the meaning given to it in Clause 13.1 (Increased costs).

"Break Costs" means the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore, Hong Kong, Taipei, Athens, the Republic of the Marshall Islands and London and:

(a)	(in relation to the prepositioning of the Prepositioned Amount and the acquisition of the Ship under the MOA) Tokyo;

(b)	(in relation to a date on which any payment under any Finance Document shall be made) New York; and

(c)	(in relation to the fixing of an interest rate) a day which is a US Government Securities Business Day.

"Business Ethics Law" means any anti-bribery, anti-money laundering and anti-corruption laws or regulations in any applicable jurisdictions.

"Charter" means any charter relating to the Ship, or other contract for its employment, whether or not already in existence, including (without limitation) any Assignable Charter.

"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means the lower of (i) $16,500,000 and (ii) 72.5% of the Fair Market Value of the Ship as at the Utilisation Date, to the extent not cancelled or reduced under this Agreement.

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"Confidential Information" means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any Transaction Obligor, any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Transaction Obligor, or any member of the Group or any of its advisers; or

(iii)
is known by the Lender before the date the information is disclosed to it by any Transaction Obligor, any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Transaction Obligor or the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Lender.

"CRD IV” has the meaning given to it in Clause 13.1 (Increased costs).

"Default" means an Event of Default or a Potential Event of Default.

"Delegate" means any delegate, agent, attorney, co-trustee or other person appointed by the Lender.

"Dispute” has the meaning given to it in Clause 43 (Enforcement).

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

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(i)	from performing its payment obligations under the Finance Documents to which it is a party; or

(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

"Document of Compliance" has the meaning given to it in the ISM Code.

"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of the Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to the Borrower or the Lender in the event of requisition of the Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(viii)	all monies which are at any time payable to the Borrower in relation to general average contribution; and

(b)
if and whenever the Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"Earnings Account" means:

(a)	an account in the name of the Borrower with account no. (IBAN: ) with the Account Bank;

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(b)
any other account in the name of the Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraph (a) or (b) above.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)
any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law relating to vessel disposal, energy efficiency, carbon reduction, emissions, emissions trading, pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

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"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Escrow Account” means the account in the name of the Escrow Agent specified in the Escrow Agreement.

"Escrow Agreement" means an escrow agreement entered or to be entered into, among others, the Borrower, the Seller, the Lender and the Escrow Agent.

"Escrow Agent" means Tanaka & Partners, LPC. or such other entity which is acceptable to the Lender.

"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.

"EU Ship Recycling Regulation" means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Lender” has the meaning given to it in Clause 26.1 (Assignment by the Lender).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices through which the Lender will perform its obligations under this Agreement.

"Fair Market Value" means, at any date, the market value in dollars of the Ship or any other vessel, shown by one valuation prepared at the cost of the Borrower:

(a)

(i)	in relation to the valuation provided prior to the Utilisation Date under Clause 4 (Conditions of Utilisation) only, as at a date not more than three Months prior to such date; or

(ii)	in relation to any other valuations provided pursuant to any Finance Document, as at 30 June and 31 December each calendar year;

(b)	by an Approved Valuer appointed by the Lender

(c)	on a charter free basis and on a desktop basis;

(d)	with or without physical inspection of the Ship or vessel (as the Lender may require); and

(e)	on the basis of a sale for prompt delivery for cash on normal arm's length terms as between a willing seller and a willing buyer, free of any Charter,

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provided that if the market value shown in a valuation comprises of a range of values, the midpoint of such range shall be used for the purposes of determining the arithmetic average.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Lender and the Borrower or Guarantor setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	any Security Document;

(d)	the Utilisation Request; and

(e)	any Subordination Agreement;

(f)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(g)	any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

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(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"First Currency” has the meaning given to it in Clause 14.1 (Currency Indemnity).

"Funding Rate" means any individual rate notified by the Lender to the Borrower pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.3 (Cost of funds).

"GAAP" means generally accepted accounting principles in the US or IFRS.

"General Assignment" means the general assignment creating Security over the Ship's Assignable Charter, Earnings, Insurances and Requisition Compensation, in agreed form.

"Group" means the Guarantor and its Subsidiaries for the time being.

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 (as may be amended and/or updated from time to time) to the extent applicable to the relevant financial statements.

"Increased Costs” has the meaning given to it in Clause 13.1 (Increased costs).

"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).

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"Initial Charter" means a time charterparty dated 9 February 2024 as amended and supplemented by an addendum no. 1 dated 9 February 2024, an addendum no. 2 dated 8 March 2024, an addendum no. 3 dated 27 June 2024 and an addendum no. 4 dated 27 June 2024 and made between the Borrower as owners and Cargill International S.A. as charterers, as may be further amended and supplemented from time to time.

"Insurances" means:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in relation to the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which that Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

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(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, the most recent SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Inventory of Hazardous Materials" means an inventory certificate or statement of compliance (as applicable) issued by the relevant classification society/shipyard authority which is supplemented by a list of any and all materials known to be potentially hazardous utilised in the construction of, or otherwise installed on, the Ship, pursuant to the requirements of the EU Ship Recycling Regulation.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"ISSC" means an International Ship Security Certificate issued under the ISPS Code.

"Lender" means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 26 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

"LMA" means the Loan Market Association or any successor organisation.

“LMAA” has the meaning given to it in Clause 43 (Enforcement).

"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means any part of the Loan as the context may require.

"Major Casualty" means any casualty to the Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.

"Management Agreement" means, in relation to an Approved Manager, the agreement entered into between the Borrower and such Approved Manager regarding the crew, technical and/or commercial management (as applicable) of the Ship.

"Manager's Undertaking" means, in relation to an Approved Manager, the letter of undertaking from such Approved Manager subordinating its rights against the Ship and the Borrower to the rights of the Lender and including (inter alia) a first priority assignment of that Approved Manager’s rights, title and interest in the Insurances of the Ship in agreed form.

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"Mandatory Cost" has the meaning given to it in Clause 14.3 (Mandatory Cost);

"Margin" means two point six per cent. (2.6%) per annum.

"Material Adverse Effect" means, in the reasonable opinion of the Lender, a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Group as a whole; or

(b)	the ability of any Obligor to perform its obligations under any Finance Document; or

(c)
the validity, legality or enforceability of, or the effectiveness or ranking of, any Security granted or intended to be granted pursuant to any of, the Finance Documents, or the rights or remedies of the Lender under any of the Finance Documents.

"MOA" means the memorandum of agreement made or to be made between the Seller as sellers and the Borrower as buyers regarding the sale and purchase of the Ship pursuant to the expiry purchase option provision under the bareboat charter hire purchase agreement between the Seller and the Borrower, under which the sale of the Ship will be partly financed by the Facility on the Release Date.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgage" means the first priority or, as the case may be, preferred Approved Flag ship mortgage on the Ship (together with, if applicable, the deed of covenants collateral thereto) in agreed form.

"New Lender” has the meaning given to it in Clause 26.1 (Assignment by the Lender).

"Obligor" means the Borrower or the Guarantor.

"Original Financial Statements" means:

(a)	in relation to the Borrower, the unaudited financial statements of the Borrower for its financial year ending 31 December 2023; and

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16	SinoPac Capital – Facility Agreement

(b)	in relation to the Guarantor, the audited consolidated financial statements of the Guarantor for its financial year ending 31 December 2023.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means:

(a)	for the purposes of Clause 43 (Enforcement) only, the Obligors collectively as one Party and the Lender as the other Party; or

(c)	for all other purposes, a party to this Agreement.

"Perfection Requirements" means the making or procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Finance Document (and/or any Security created under it) necessary for the validity, enforceability (as against the relevant Obligor or any relevant third party) and/or perfection of that Finance Document.

"Permitted Charter" means a Charter:

(a)
until the Release Date, the bareboat charter hire purchase agreement dated 9 February 2023 and entered between, inter alia, the Seller as registered owner and the Borrower as bareboat charterer for the Ship, as amended and supplemented from time to time;

(b)	which is a time, voyage or consecutive voyage charter;

(c)	the duration of which does not exceed and is not capable of exceeding by virtue of any optional extensions, 12 months;

(d)	which is entered into on bona fide arm's length terms at the time at which the Ship is fixed; and

(e)	in relation to which not more than two months' hire is payable in advance,

and any other Charter which is approved in writing by the Lender, including the Initial Charter.

"Permitted Financial Indebtedness" means:

(a)	until the Release Date, any amount payable by the Borrower to the Seller under the MOA;

(b)	any Financial Indebtedness incurred under the Finance Documents;

(c)	any trade debt incurred in the Borrower’s ordinary course of business; and

(d)
any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise and which is, in the case of any such Financial Indebtedness of the Borrower, the subject of Subordinated Debt Security, Subordination Agreement or otherwise.

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"Permitted Security" means:

(a)	Security created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(c)	liens for salvage;

(d)	liens for master's disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and

(e)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship:

(i)	not as a result of any default or omission by the Borrower;

(ii)	not being enforced through arrest; and

(iii)	subject, in the case of liens for repair or maintenance, to Clause 22.15 (Restrictions on chartering, appointment of managers etc.),

provided such lien does not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a material risk of the Ship or any interest in it being seized, sold, forfeited or lost).

"Potential Event of Default" means any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Prepositioned Amount" has the meaning given to it in Clause 5.9 (Prepositioning of funds).

"Published Rate” has the meaning given to it in Clause 38.2 (Changes to reference rate).

"Published Rate Contingency Period” has the meaning given to it in Clause 38.2 (Changes to reference rate).

"Published Rate Replacement Event” has the meaning given to it in Clause 38.2 (Changes to reference rate).

"Purchase Price" means the total price of $12,360,000 payable for the Ship under clause 1 (Purchase Price) of the MOA.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

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"Quoted Tenor” has the meaning given to it in Clause 38.2 (Changes to reference rate).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Rectification Date” has the meaning given to it in Clause 23.2 (Provision of additional security; prepayment).

"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Regulation” has the meaning given to it in Clause 18.31 (Centre of main interests and establishments).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Release Date" means the date of which the Prepositioned Amount is to be released in accordance with Clause 5.8 (Advance of Loan).

“Relevant Date” has the meaning given to it in Clause 7.3 (Mandatory prepayment on sale or Total Loss).

"Relevant Jurisdiction" means, in relation to a Transaction Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government Securities.

"Relevant Nominating Body" has the meaning given to it in Clause 38.2 (Changes to reference rate).

"Repayment Date" means each date on which a Repayment Instalment and the Balloon Amount is required to be paid under Clause 6.1 (Repayment of Facility).

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"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Facility).

"Repeating Representation" means each of the representations set out in Clause 18 (Representations) except Clause 18.10 (Insolvency), Clause 18.11 (No filing or stamp taxes) and Clause 18.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

“Replacement Reference Rate” has the meaning given to it in Clause 38.2 (Changes to reference rate).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition" means:

(a)
any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of the Ship (including any hijacking or theft) by any person whatsoever.

"Requisition Compensation" includes all compensation or other moneys payable to the Borrower by reason of any Requisition or any arrest or detention of the Ship in the exercise or purported exercise of any lien or claim.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Party" means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); or

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located or having its main place of business in such country; or

(c)	that is directly or indirectly owned or controlled by a person referred to in paragraph (a) and/or (b) above; or

(d)	with which any member of the Group is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.

"Safety Management Certificate" has the meaning given to it in the ISM Code.

 "Safety Management System" has the meaning given to it in the ISM Code.

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"Sanctions Authority" means the United Nations, the United Kingdom, the European Union, the member states of the European Union, the United States of America, Taiwan, Singapore, Hong Kong and any authority acting on behalf of any of them in connection with Sanctions Laws.

"Sanctions Laws" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

"Sanctions List" means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority as amended, revised, supplemented or substituted from time to time.

“SEC” has the meaning given to it in Clause 39.2 (Disclosure of Confidential Information).

"Second Currency” has the meaning given to it in Clause 14.1 (Currency indemnity).

"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document.

"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Security Assets" means all of the assets of the Transaction Obligors or Third Party Manager which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Security Cover Ratio” means:

(a)	the Fair Market Value of the Ship; plus

(b)	the net realisable value of any additional Security previously provided under Clause 23 (Security Cover),

expressed as a percentage of the positive difference between the Loan and the Security Deposit Amount.

"Security Deposit Account" means the following account in the name of the Lender with the Security Deposit Account Bank.

Correspondent bank:	Wells Fargo Bank, N.A. (SWIFT code: ) or Citibank, N.A., New York (SWIFT code: ) or The Bank of New York Mellon (SWIFT code: )
Beneficiary Bank:	Bank SinoPac
Beneficiary Bank Address:	9F, No.36, Sec. 3, Nanjing E. Rd., Zhongshan Dist., Taipei, Taiwan
SWIFT Code:

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Beneficiary:	SINOPAC CAPITAL INT’L (HK) LTD
Beneficiary Address :	6F.&7F., No. 130, Sec. 3, Nanjing E. Rd., Zhongshan Dist., Taipei, Taiwan
Account Number:
Currency:	USD

"Security Deposit Account Bank" means Bank SinoPac or such other bank as the Lender may require.

"Security Deposit Amount" means:

(c)	the amount of $1,155,000; or

(d)	if the amount of the Loan advanced is less than $16,500,000, such pro-rated amount of $1,155,000 as reduced by the same percentage of the undrawn amount out of $16,500,000.

"Security Document" means:

(a)	the Shares Security;

(b)	the Mortgage;

(c)	the General Assignment;

(d)	any Manager’s Undertaking;

(e)	any Subordinated Debt Security;

(f)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(g)	any other document designated as such by the Lender and the Borrower.

"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;

(b)
all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and

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(c)	the Lender's interest in any turnover trust created under the Finance Documents.

"Seller" means Mi-Das Line S.A., a company incorporated in the Republic of Panama.

"Shares Security" means a document creating Security over the shares in the Borrower in agreed form.

"Ship" means the 2013 built vessel m.v. "Chrisea" having a deadweight of approximately 78,173 with IMO number 9650755, registered under the ownership of the Seller as at the date of this Agreement under the laws of the Republic of Panama and bareboat charter registered in the name of the Borrower under the laws and flag of the Republic of the Marshall Islands, which shall be reflagged and registered under the ownership of the Borrower under the laws and flag of the Republic of the Marshall Islands on or about the Release Date.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Specified Time" means a day or time determined in accordance with Schedule 5 (Timetables).

"Subordinated Creditor" means any person who becomes a Subordinated Creditor in accordance with this Agreement.

"Subordinated Debt Security" means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Lender in an agreed form.

"Subordinated Finance Document" means:

(a)	a Subordinated Loan Agreement; and

(b)	any other document relating to or evidencing Subordinated Liabilities.

"Subordinated Liabilities" means all indebtedness owed or expressed to be owed by the Borrower to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

"Subordinated Loan Agreement" means a loan agreement made between (i) the Borrower and (ii) a Subordinated Creditor.

"Subordination Agreement" means a subordination agreement entered into or to be entered into by the Borrower, a Subordinated Creditor and the Lender in agreed form.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Sum” has the meaning given to it in Clause 14.1 (Currency indemnity).

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

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"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).

"Termination Date" means the fifth anniversary of the Utilisation Date.

“Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).

"Third Party Manager" means any Approved Manager who is not a member of the Group.

"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship; or

(b)	any Requisition of the Ship unless the Ship is returned to the full control of the Borrower within 30 days of such Requisition.

"Total Loss Date" means, in relation to the Total Loss of the Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss;

(c)	in the case of a Requisition, the date on which that Requisition occurs; and

(d)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

"Transaction Document" means:

(a)	a Finance Document;

(b)	a Subordinated Finance Document;

(c)	a Management Agreement;

(d)	any Permitted Charter;

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24	SinoPac Capital – Facility Agreement

(e)	any related Charter Guarantee; or

(f)	the MOA;

(g)	any other document designated as such by the Lender and the Borrower.

"Transaction Obligor" means an Obligor, each Approved Manager which is a member of the Group or any other member of the Group who executes a Finance Document.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

"UK Bail-In Legislation" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"UK Establishment" means a UK establishment as defined in the Overseas Regulations.

"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

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(c)
any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)
in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)
the "Lender", any "Obligor", any "Party", any "Transaction Obligor", the "Account Bank" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;

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(iv)
the Lender's "cost of funds" in relation to the funding of the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

(v)	"document" includes a deed and also a letter, fax, email or telex;

(vi)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vii)
a "Finance Document", "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;

(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(x)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(xi)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)
a reference to the "Ship", its name, its flag and, if applicable, its port of registry shall include any replacement name, flag and, if applicable, replacement port of registry, in each case, as may be approved in writing from time to time by the Lender;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xv)	a time of day is a reference to London time;

(xvi)
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xvii)	words denoting the singular number shall include the plural and vice versa; and

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(xviii)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

"approved" means, for the purposes of Clause 21 (Insurance Undertakings), approved in writing by the Lender;

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 21 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document;

"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and

"war risks" includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:

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(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Lender); or

(b)	in any other form agreed in writing between the Borrower and the Lender.

1.5	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)
Any Affiliate, Receiver, Delegate or any other person described in paragraph (f) of Clause 14.2 (Other indemnities) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

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29	SinoPac Capital – Facility Agreement

SECTION 2

THE FACILITY

2	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar secured term loan facility in an amount equal to the lower of (i) $16,500,000 and (ii) 72.5% of the Fair Market Value of the Ship as at the Utilisation Date.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent and Conditions Subsequent) in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

(a)	The Lender will only be obliged to comply with Clause 5.4 (Loan) if on the date of the Utilisation Request, on the proposed Utilisation Date and the Release Date and before the Loan is made available:

(i)	no Default has occurred and is continuing or would result from the proposed Loan;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true;

(iii)	the Ship has not become a Total Loss;

(iv)	no event or series of events has occurred which is likely to have a Material Adverse Effect; and

(v)	no event has occurred which would give rise to the provisions of Clause 10.3 (Cost of funds); and

(b)	the Lender has received:

(i)
on or before the Utilisation Date, or is satisfied it will receive when the Loan is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent and Conditions Subsequent) in form and substance satisfactory to the Lender; and

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(ii)
on or before the Release Date, or is satisfied it will receive when the Prepositioned Amount is released by the Escrow Agent, all of the documents and other evidence listed in Part C of Schedule 2 (Conditions Precedent and Conditions Subsequent) in form and substance satisfactory to the Lender.

4.3	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.4	Conditions subsequent

The Borrower shall provide to the Lender all the documents and other evidence listed in Part D of Schedule 2 (Conditions Precedent and Conditions Subsequent) within the timeframe set out therein or such later date as the Lender may agree in writing with the Borrower.

4.5	Waiver of conditions precedent and conditions subsequent

(a)	If the Lender, at its discretion, permits:

(i)
the Loan or any part thereof to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that that condition is satisfied by such later date as the Lender may agree in writing with the Borrower; and

(ii)
the Loan or any part thereof to be maintained before any of the conditions subsequent referred to in Clause 4.4 (Conditions subsequent) has been satisfied, the Borrower shall ensure that that condition is satisfied by such later date as the Lender may agree in writing with the Borrower.

(b)
The conditions precedent and subsequent set out in this Clause 4 are inserted for the sole benefit of the Lender and may be waived in whole or in part and with or without conditions by the Lender without prejudicing the right of the Lender to require fulfilment of such conditions in whole or in part at any time thereafter.

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SECTION 3

UTILISATION

5	UTILISATION

5.1	Delivery of Utilisation Request

The Borrower may make one Utilisation only under the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(iii)	all applicable deductible items have been completed; and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Utilisation may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is the lower of (i) $16,500,000 and (ii) 72.5% of the Fair Market Value of the Ship as at the Utilisation Date.

5.4	Loan

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

On the earlier of:

(a)	the date on which the Loan has been made; and

(b)	the end of the Availability Period,

any part of the Commitment which is then unutilised shall be cancelled.

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5.6	Retentions and Payments to third parties

The Borrower irrevocably authorises the Lender:

(a)
to deduct from the proceeds of the Loan any fees then payable to the Lender in accordance with Clause 11 (Fees) and any other items listed as deductible items in the Utilisation Request and to apply them in payment of the items to which they relate; and

(b)
on the Utilisation Date, to pay to, or for the account of, the Borrower the balance (after any deduction made in accordance with paragraph (a) above) of the Loan. That payment shall be made to the account which the Borrower specifies in the Utilisation Request, subject to the provisions of Clause 4.2 (Further conditions precedent) and Clause 4.3 (Notification of satisfaction of conditions precedent).

5.7	Disbursement of Loan to third party

Payment by the Lender under Clause 5.6 (Retentions and Payments to third parties) to a person other than the Borrower shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

5.8	Advance of Loan

(a)
If requested by the Borrower in the Utilisation Request, the Lender shall preposition the Loan or the balance of the Loan (after any deduction made in accordance with paragraph (a) of Clause 5.6 (Retentions and Payments to third parties)) (the “Prepositioned Amount”) with the Escrow Agent by remitting the Prepositioned Amount to the Escrow Account on the Utilisation Date.

(b)
The Borrower shall procure that the Prepositioned Amount shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and only be released on the Release Date in accordance with the terms of the Escrow Agreement.

(c)	If the Prepositioned Amount is not released within 10 Business Days after the Prepositioning Date:

(i)	the Borrower shall procure the Escrow Agent to promptly return the Prepositioned Amount to the Lender in accordance with the Escrow Agreement;

(ii)
the amount so returned by the Escrow Agent to the Lender shall be held by the Lender as a security deposit until 20 September 2024 (or such later date as may be agreed by the Lender) during which the Borrower may, subject to Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent), request the Lender to remit such amount in accordance with paragraph (a) above. For the avoidance of doubt, notwithstanding the return of the Prepositioned Amount and the remittance contemplated by this sub-paragraph (ii), the Repayment Dates and the start date of the first Interest Period shall remain unchanged and be based on the Utilisation Date contemplated under paragraph (a); and

(iii)
if the amount so returned by the Escrow Agent to the Lender under sub-paragraph (i) above is not remitted by 20 September 2024 (or such later date as may be agreed by the Lender), such amount shall be applied by the Lender on the next Business Day towards prepayment of the Loan, and the Borrower shall pay to the Lender on the same date all accrued interest and other amounts accrued under the Finance Documents.

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5.9	Prepositioning of funds

If the Lender, at the request of the Borrower and on terms acceptable to the Lender and in its absolute discretion, agrees to preposition the Prepositioned Amount with the Escrow Agent on the Utilisation Date in accordance with Clause 5.8 (Advance of Loan), the Borrower and the Guarantor shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement.

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Facility

(a)
Subject to Clause 6.2 (Reduction), the Borrower shall repay the Loan by twenty (20) consecutive quarterly instalments (each a "Repayment Instalment"), each in an amount equal to $400,000 and in the case of the 20th Repayment Instalment, be paid together with a balloon amount equivalent to $8,500,000 (the "Balloon Amount").

(b)	The Repayment Instalments and Balloon Amount for the Loan shall be paid on the following dates:

(i)	the first Repayment Instalment shall be repaid on the date falling three Months after the Utilisation Date;

(ii)	each subsequent Repayment Instalment shall be repaid at quarterly intervals thereafter; and

(iii)	the 20th Repayment Instalment shall be paid together with the Balloon Amount on the Termination Date.

6.2	Reduction

(a)	If the amount of the Loan advanced is less than $16,500,000, each Repayment Instalment and the Balloon Amount shall be reduced pro rata by an amount equal to the undrawn amount.

(b)	If any part of the Facility is cancelled, the Repayment Instalments falling after that cancellation and the Balloon Amount shall be reduced pro rata by the amount cancelled.

6.3	Termination Date

On the Termination Date, the Borrower shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality and Sanctions Laws affecting the Lender

(a)
If it becomes unlawful or contrary to Sanctions Laws in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(b)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Available Facility will be immediately cancelled;

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(c)
the Borrower shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled; and

(d)	accrued interest and all other amounts accrued for the Lender under the Finance Documents shall be immediately due and payable.

7.2	Voluntary prepayment of Loan

(a)
The Borrower may, if it gives the Lender not less than 10 Business Days' (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000).

(b)	The Loan may only be prepaid under this Clause 7.2 (Voluntary prepayment of Loan) after the first anniversary of the Utilisation Date.

(c)
Any partial prepayment under this Clause 7.2 (Voluntary prepayment of Loan) shall be applied in inverse order of maturity or pro rata (at the Borrower’s discretion) against the Balloon Amount and the remaining Repayment Instalments falling due after the day of such repayment.

7.3	Mandatory prepayment on sale or Total Loss

(a)
If the Ship is sold (without prejudice to paragraph (a) of Clause 20.12 (Disposals)) or becomes a Total Loss, the Borrower shall on the Relevant Date prepay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents.

(b)	In this Clause 7.3 (Mandatory prepayment on sale or Total Loss):

"Relevant Date" means:

(i)	in the case of a sale of the Ship, on or before the date on which the sale is completed by delivery of the Ship to the buyer of the Ship; or

(ii)	in the case of a Total Loss, on the earlier of:

(A)	the date falling 120 days after the Total Loss Date; and

(B)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.4	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and given not less than 10 Business Days in writing, and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the amount of that cancellation or prepayment and the order of application.

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(b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid in connection with that prepayment and, subject to the fee provided for in Clause 11.2 (Prepayment fee) and any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

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SECTION 5

COSTS OF UTILISATION

8	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	the applicable Reference Rate.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period.

8.3	Default interest

(a)
If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan, in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by an Obligor on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)
the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

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9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	Subject to this Clause 9 (Interest Periods), each Interest Period will be three (3) Months unless otherwise agreed in writing between the Lender and the Borrower.

(b)	No Interest Period shall extend beyond the Termination Date.

(c)
The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period shall start on the day immediately following the last day of the preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Term SOFR

(a)
Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds:  If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in Taipei on the Business Day after the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower that its cost of funds relating to the Loan or the relevant part of the Loan would be in excess of the applicable Reference Rate then Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

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10.3	Cost of funds

(a)	If this Clause 10.3 (Cost of funds) applies, then the rate of interest of the Loan or the relevant part of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified by the Lender to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost of funds to the Lender relating to the Loan or that part of the Loan from whatever source it may reasonably select.

(b)
If this Clause 10.3 (Cost of funds) applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)
Subject to Clause 38.2 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

(d)	If paragraph (e) below does not apply and any Funding Rate is less than zero, the relevant Funding Rate shall be deemed to be zero.

(e)	If this Clause 10.3 (Cost of funds) applies pursuant to Clause 10.2 (Market disruption) and:

(i)	the Lender's Funding Rate is less than the Reference Rate; or

(ii)	the Lender does not notify a rate by the time specified in sub-paragraph (ii) of paragraph (a) above,

the Lender's cost of funds relating to the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Reference Rate.

10.4	Break Costs

(a)
The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

(b)
The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become or may become payable.

11	FEES

11.1	Facility fee

The Borrower shall pay to the Lender a non-refundable facility fee in the amount and at the time agreed in a Fee Letter.

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11.2	Prepayment fee

(a)	Subject to paragraph (c) below, the Borrower must pay to the Lender a prepayment fee on the date of prepayment of all or any part of the Loan.

(b)	The amount of the prepayment fee is:

(i)	if the prepayment occurs on or before the second anniversary of the Utilisation Date, one per cent. (1%) of the amount prepaid;

(ii)
if the prepayment occurs after the second anniversary of the Utilisation Date but on or before the forty-second month after the Utilisation Date, zero point five per cent. (0.5%) of the amount prepaid; and

(iii)	if the prepayment occurs after the forty-second month after the Utilisation Date, no prepayment fee shall be payable on the amount prepaid.

(c)	No prepayment fee shall be payable under this Clause if the prepayment is made under:

(i)	Clause 7.1 (Illegality and Sanctions affecting the Lender);

(ii)
Clause 7.2 (Voluntary prepayment of Loan) as a result of no substitute basis for determining the rate of interest of, or (as the case may be) an alternative basis for funding, the Loan has been agreed between the Lender and the Borrower after negotiations for 30 days pursuant to paragraph (b) of Clause 10.3 (Cost of funds);

(iii)	Clause 7.3 (Mandatory prepayment on sale or Total Loss) as a result of the Vessel becoming a Total Loss; or

(iv)	Clause 26.2 (Conditions of assignment or transfer) as a result of the refinancing of the Facility by the Borrower in response to an assignment or transfer by the Existing Lender.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)
Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify an Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

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(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to that Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

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(b)
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)
In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party's VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything, and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

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(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with sub-paragraph (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

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(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)	"CRD IV" means:

(A)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by, amongst others, Regulation (EU) 2019/876;

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by, amongst others, Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

(iii)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrower of the event giving rise to the claim.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity)  but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

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(d)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or

(e)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	Each Obligor shall, on demand, indemnify the Lender and any Receiver and Delegate against:

(i)	any cost, loss or liability incurred by it as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;

(C)
funding, or making arrangements to fund, the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, negligence or wilful misconduct by the Lender alone);

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(E)	investigating any event which it reasonably believes is a Default;

(F)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

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(ii)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Lender (otherwise than by reason of the Lender’s gross  negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 27.8 (Disruption to Payment Systems etc.) notwithstanding the Lender’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.

(b)
Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender and any Receiver and Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)
No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.

(d)
Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws; or

(ii)	in connection with any Environmental Claim.

(e)
Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

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(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.

(ii)
which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender’s or Receiver’s or Delegate’s gross negligence or wilful misconduct).

(f)
Any Affiliate or Receiver or Delegate or any officer or employee of the Lender or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

14.3	Mandatory Cost

The Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrower to be its good faith determination of the amount necessary to compensate it for complying with:

(a)
if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank (or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)
if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which in each case is referable to the Loan.

15	MITIGATION BY THE LENDER

15.1	Mitigation

(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality and Sanctions Laws affecting the Lender), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) or paragraph (a) of Clause 14.3 (Mandatory Cost) including (but not limited to) assigning or transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

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15.2	Limitation of liability

(a)	Each Obligor shall, on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:

(i)	a Default has occurred and is continuing; or

(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Obligors shall, on demand, pay the Lender the amount of all reasonable and documented costs and expenses (including reasonable legal fees and disbursements) incurred by the Lender in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or a Finance Document;

(b)	any Transaction Security; and

(c)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required either pursuant to Clause 27.6 (Change of currency) or as contemplated in Clause 38.2 (Changes to reference rates); or

(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights, including (without limitation) any losses, costs and expenses which the Lender may from time to time sustain, incur or become liable for by reason of the Lender being mortgagee of the Ship and/or a lender to the Borrower, or by reason of the Lender being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Ship.

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SECTION 7

GUARANTEE

17	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each Transaction Obligor (other than the Guarantor) of all such other Transaction Obligor’s obligations under the Finance Documents;

(b)
undertakes with the Lender that whenever a Transaction Obligor (other than the Guarantor) does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Transaction Obligor (other than the Guarantor) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

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(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the Borrower or the Guarantor;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the Borrower or the Guarantor;

(c)	the Lender releasing the Borrower or the Guarantor or any Security created by a Finance Document;

(d)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(e)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(h)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(j)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17 (Guarantee and Indemnity).

17.7	Deferral of Guarantor's rights

All rights which the Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)
to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 27 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Guarantor's rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

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 SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18	REPRESENTATIONS

18.1	General

Each Obligor makes and shall procure that each other Transaction Obligor makes the representations and warranties set out in this Clause 18 (Representations) to the Lender on the date of this Agreement.

18.2	Status

(a)	Each Transaction Obligor is a corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.

(b)	Each Transaction Obligor and, in the case of the Guarantor, each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.3	Authorised shares and ownership

(a)	The Borrower is authorised to issue 500 registered shares of no par value common stock, all of which shares have been issued in registered form and are fully paid and non-assessable.

(b)	The legal title to and beneficial interest in the shares in the Borrower is held by the Guarantor, free of any Security (except for Permitted Security) or any other claim.

(c)	None of the shares in the Borrower is subject to any option to purchase, pre-emption rights or similar rights.

18.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

18.5	Validity, effectiveness and ranking of Security

(a)
Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create, subject to the Perfection Requirements, the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

(c)
Subject to the Perfection Requirements, the Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

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18.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any Transaction Obligor; or

(c)
any agreement or instrument binding upon it or any such Transaction Obligor or any such Transaction Obligor’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

(ii)	in the case of the Borrower, the registration of the Ship under the Approved Flag.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

18.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

18.9	Governing law and enforcement

(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)
Any judgment or arbitral award obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

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18.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.8 (Insolvency proceedings); or

(b)	creditors' process described in Clause 24.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to any Transaction Obligor; and none of the circumstances described in Clause 24.7 (Insolvency) applies to any Transaction Obligor.

18.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except any filing, recording or enrolling or any tax or fee payable which is referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) and which will be made or paid promptly after the date of the relevant Finance Document.

18.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

18.13	No default

(a)
On the date of this Agreement and on the Utilisation Date, no Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject, which in each case would be expected to have a Material Adverse Effect.

18.14	No misleading information

(a)
Any factual information provided by any Transaction Obligor for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

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18.15	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)
The Original Financial Statements give a true and fair view of (if audited) or fairly represent (if unaudited) of the Obligor’s financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Guarantor).

(c)
There has been no material adverse change in the assets, business or financial condition of each Obligor (and of the assets, business or consolidated financial condition of the Group, in the case of the Guarantor) since the date of the Original Financial Statements.

(d)	Each Obligor’s most recent financial statements delivered pursuant to Clause 19.2 (Financial statements):

(i)	have been prepared in accordance with Clause 19.3 (Requirements as to financial statements); and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor).

(e)
Since the date of the most recent financial statements delivered pursuant to Clause 19.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor).

18.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.17	No proceedings pending or threatened

(a)
No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor.

(b)
No judgment, arbitral award or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor.

18.18	Validity and completeness of the Transaction Documents

(a)	Each of the Transaction Documents to which each Transaction Obligor is a party constitutes legal, valid, binding and enforceable obligations of that Transaction Obligor.

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(b)	The copies of the Transaction Documents delivered to the Lender before the date of this Agreement are true and complete copies.

(c)	No amendments or additions to the Transaction Documents have been agreed (other than in accordance with the terms of this Agreement) nor have any rights under the Transaction Documents been waived.

18.19	Valuations

(a)
All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)
There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

18.20	No breach of laws

It has not (and no other Transaction Obligor has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.21	No Charter

The Ship is not subject to any Charter other than a Permitted Charter.

18.22	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of the Ship and the business of each Transaction Obligor (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

18.23	No Environmental Claim

No Environmental Claim has been made or threatened against any Transaction Obligor and any member of the Group or the Ship which might reasonably be expected to have a Material Adverse Effect.

18.24	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

18.25	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, each Approved Manager and the Ship have been complied with.

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18.26	Taxes paid

(a)	It is not materially overdue in the filing of any Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes.

18.27	Financial Indebtedness

The Borrower does not have any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

18.28	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

18.29	Good title to assets

Each Transaction Obligor has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.30	Ownership

(a)	On the Release Date, the Borrower will be the sole legal and beneficial owner of the Ship, the Earnings and the Insurances.

(b)
With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(c)
The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrower on creation or enforcement of the security conferred by the Security Documents.

18.31	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast) (the "Regulation"), each Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated at the address for communication stated in, Schedule 1, Part A (The Obligors) and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

18.32	Place of business

No Obligor has a place of business in any country other than the Hellenic Republic of Greece and its head office functions are carried out in each case at the address of communication stated in Schedule 1, Part A (The Obligors).

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18.33	No employee or pension arrangements

No Obligor has any employees or any liabilities under any pension scheme.

18.34	Sanctions Laws

Each Transaction Obligor has been and is in compliance with all Sanctions Laws and no Transaction Obligor:

(a)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(b)	has received formal notice in writing of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

18.35	Anti-corruption and anti-money laundering obligations

(a)
No Transaction Obligor, nor any of their Subsidiaries has engaged in any activity or conduct which would breach any applicable anti-bribery and anti-money laundering laws or regulations and it has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and regulations.

(b)
Each Obligor has conducted its business in compliance with any applicable Business Ethics Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)
Without prejudice to any other provision of this Agreement, in relation to the performance and discharge by each Transaction Obligor of its obligations and liabilities under the Finance Documents to which it is a party and the transactions and other arrangements effected or contemplated by the Finance Documents to which any Transaction Obligor is a party, that each Transaction Obligor is acting for their own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (2015/849/EC) of the Council of the European Communities.

18.36	Anti-terrorism

No Transaction Obligor, nor any of their Subsidiaries has engaged in any activity or conduct which would violate any anti-terrorism laws applicable to it.

18.37	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

18.38	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to the Borrower or any other member of the Group, the Seller or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lender in writing on or before the date of this Agreement.

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18.39	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period.

19	INFORMATION UNDERTAKINGS

19.1	General

The undertakings in this Clause 19 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.

19.2	Financial statements

The Obligors shall supply to the Lender:

(a)	as soon as they become available, but in any event within 180 days after the end of each of its respective financial years:

(i)	the unaudited financial statements of the Borrower for that financial year; and

(ii)	the audited consolidated financial statements of the Guarantor for that financial year; and

(b)
as soon as the same become available, but in any event within 90 days after the end of each half of each of the Borrower's financial years the unaudited financial statements of the Borrower for that financial half year.

19.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Borrower pursuant to Clause 19.2 (Financial statements) shall be certified by a director or an officer of the relevant company as giving a true and fair view of (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)
The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.2 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Lender:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Lender, to make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

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Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor shall supply to the Lender:

(a)	all documents dispatched by the Borrower or the Guarantor to its shareholders (or any class of them) or to its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code or in connection with any breach of any Sanctions Laws) which are current, threatened or pending against any Transaction Obligor, and which might, if adversely determined reasonably, have a Material Adverse Effect;

(c)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency or other tribunal or any order or sanction of any governmental or other regulatory body made against any Transaction Obligor which if adversely determined reasonably, and which might have a Material Adverse Effect;

(d)	promptly, its constitutional documents where these have been amended or varied;

(e)	promptly, such further information and/or documents regarding:

(i)	the Ship, goods transported on the Ship, the Earnings and the Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;

(iv)	the financial condition, business, affairs, commitments and operations of any Transaction Obligor and any member of the Group irrespective of their shareholding structure,

as the Lender may reasonably request; and

(f)	promptly in writing, the details of any Transaction Obligor or any of their Subsidiaries or any of their respective directors, officers or employees who have become a Restricted Party; and

(g)
promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority (including, without limitation, compliance with FATCA).

19.5	Information: sanctions

The Obligors shall:

(a)
supply to the Lender, promptly upon becoming aware of them, the details of any formal inquiry, claim, action, suit, proceeding or investigation pursuant to Sanction Laws against (i) the Borrower or (ii) any other Transaction Obligor, as well as information on what steps are being taken with regards to answering or opposing the same;

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(b)
inform the Lender promptly upon becoming aware that any of (i) the Borrower, (ii) any other Transaction Obligor or (iii) any owners of any Transaction Obligor (other than any owner of the Borrower), has become or is likely to become a Restricted Party.

19.6	Notification of Default

(a)
Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7	DAC6

(a)	In this Clause 19.7 (DAC6), "DAC6" means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

(b)	The Obligors shall supply to the Lender:

(i)
promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6 or is required to be disclosed pursuant to The International Tax Enforcement (Disclosable Arrangements) Regulations 2023; and

(ii)
promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 or under The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

19.8	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)
any change in the status of a Transaction Obligor (or of a Holding Company of a Transaction Obligor)(including, without limitation, a change of ownership of a Transaction Obligor or the Holding Company of a Transaction Obligor) after the date of this Agreement;

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(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not the Lender prior to such assignment or transfer; or

(d)	any anti-money laundering or anti-terrorism financing laws and regulations applicable to the Lender,

obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee or transferee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee or transferee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee or transferee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	GENERAL UNDERTAKINGS

20.1	General

The undertakings in this Clause 20 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.

20.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of the Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)
ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction and in the state of the Approved Flag at any time of the Ship of any Transaction Document to which it is a party; and

(iii)	in the case of the Borrower, own and operate the Ship.

20.3	Compliance with laws

Each Obligor shall, and shall procure that (a) each other Transaction Obligor and (b) in the case of any Third Party Manager on a best effort basis, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect, including all Sanctions Laws and all Business Ethics Laws.

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20.4	Compliance with Sanctions Laws

Each Obligor shall, and shall procure that (i) each other Transaction Obligor and (ii) in the case of any Third Party Manager on a best effort basis:

(a)	ensure that neither it nor any Subsidiary of it is or will become a Restricted Party;

(b)	procure that no director, officer or employee of it or any Subsidiary of it is or will become a Restricted Party; and

(c)
procure that no proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner for a purpose prohibited by Sanctions Laws.

20.5	Environmental compliance

Each Obligor shall, and shall procure that (i) each other Transaction Obligor and (ii) in relation to any Third Party Manager on a best effort basis will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.6	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor will (through the Guarantor), promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any Transaction Obligor and member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Transaction Obligor and any member of the Group,

where the claim, if determined against that Transaction Obligor or that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

20.7	Taxation

(a)
Each Obligor shall, and shall procure that each other Transaction Obligor will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Lender under Clause 19.2 (Financial statements); and

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(iii)	such payment can be lawfully withheld.

(b)	No Obligor shall (and the Obligors shall procure that no other Transaction Obligor will), change its residence for Tax purposes.

20.8	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

20.9	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.10	Title

(a)	With effect on and from the Release Date, the Borrower shall hold the legal title to, and own the entire beneficial interest in the Ship, the Earnings and the Insurances.

(b)
With effect on and from its creation or intended creation, each Transaction Obligor shall hold the legal title to, and own the entire beneficial interest in any assets which are the subject of any Transaction Security created or intended to be created by that Transaction Obligor.

20.11	Negative pledge

(a)
The Borrower shall not, and the Obligors shall procure that no other Transaction Obligor or Third Party Manager will, create or permit to subsist any Security over any of its assets which are, in the case of the Transaction Obligors other than the Borrower or Third Party Manager, the subject of the Security created or intended to be created by the Finance Documents.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or Third Party Manager;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

20.12	Disposals

(a)
The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation the Ship, the Earnings or the Insurances).

(b)	Paragraph (a) above does not apply to any Charters to which Clause 22.15 (Restrictions on chartering, appointment of managers etc.) applies.

20.13	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction Provided that in the case of the Guarantor such amalgamation, demerger, merger, consolidation or corporate reconstruction is permitted without restrictions so long as (a) the Guarantor remains the surviving entity of any such process, (b) no Default has occurred at the relevant time or would be triggered as a result of such process and (c) the process of any such further amalgamation, demerger, merger, consolidation or corporate reconstruction is not reasonably likely to have a Material Adverse Effect.

20.14	Change of business

(a)
No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, make any substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

(b)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, engage in any business other than the ownership, operation, chartering and management of the Ship.

20.15	Financial Indebtedness

The Borrower shall not incur or permit to be outstanding any Financial Indebtedness except for Permitted Financial Indebtedness.

20.16	Expenditure

The Borrower shall not incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing the Ship.

20.17	Share capital

The Borrower shall not:

(a)	purchase, cancel, redeem or retire any of its issued shares;

(b)	increase or reduce the number of shares that it is authorised to issue or change the par value of such shares or create any new class of shares;

(c)
issue any further shares except to the Guarantor and provided such new shares are made subject to the terms of the Shares Security immediately upon the issue of such new shares in a manner satisfactory to the Lender and the terms of the Shares Security are complied with; or

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(d)	appoint any further director or officer of the Borrower (unless the provisions of the Shares Security are complied with).

20.18	Dividends

The Borrower shall not:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its shares;

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee to or to the order of any of its shareholders; or

(d)	redeem, repurchase, defease, retire or repay any of its shares or resolve to do so;

(e)	repay part of any Subordinated Liabilities,

at any time during the Security Period if a Default has occurred and is continuing or where the making or payment of such dividend or distribution, or as the case may be, any such other action or occurrence set out in paragraph (a) through (e) above would result in the occurrence of an Event of Default.

20.19	Accounts

The Borrower shall not, without the Lender’s prior consent (such consent shall not be unreasonably withheld), open or maintain any account with any bank or financial institution except for the Earnings Account, or accounts with the Lender for the purposes of the Finance Documents.

20.20	Other transactions

The Borrower shall not:

(a)
be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor or any member of the Group and where such loan or form of credit is Permitted Financial Indebtedness;

(b)
give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents or any guarantee or indemnity issued in the ordinary course of its business of operating, trading and chartering the Ship owned by it;

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement;

(d)	enter into any transaction on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or

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(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

20.21	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful or contrary to Sanctions Laws for a Transaction Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

20.22	Further assurance

(a)
Each Obligor shall, and shall procure each other Transaction Obligor will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)
to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)
to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)
Each Obligor shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

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(c)
At the same time as a Transaction Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 20.22 (Further assurance), that Transaction Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender evidence acceptable to the Lender that the Transaction Obligor's execution of such document has been duly authorised by it.

20.23	Transactions with Affiliates and Intercompany Borrowings

(a)
Upon occurrence of an Event of Default which is continuing, the Borrower undertakes that any intercompany loan to be made by the Guarantor to the Borrower will be fully subordinated to the rights of the Lender's in respect of the Loan pursuant to a Subordination Agreement to be made between the Borrower, the Guarantor and the Lender on terms acceptable to the Lender.

(b)	The Borrower undertakes that any intercompany loan to be made by the Guarantor to the Borrower will:

(i)	not bear any cash interest;

(ii)	have a maturity date of at least one year after the Termination Date; and

(iii)	shall not be secured against the Ship or other Security which secures the Borrower’s obligations hereunder.

(c)	Any other equity contribution or intercompany loan from another member of the Group to the Borrower shall also be fully subordinated to the Lender’s rights during the Security Period.

(d)	The Obligors shall not enter into any transactions other than debt transactions referred to in paragraphs (a), (b) and (c) above with Affiliates except in the normal course of business.

20.24	No change to centre of main interests

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 18.31 (Centre of main interests and establishments) and it will create no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

20.25	Payment of Earnings and Earnings Account

(a)	The Borrower shall ensure that all Earnings are paid into the Earnings Account.

(b)	Upon request by the Lender, the Borrower shall provide a copy of each monthly bank account statement of the Earnings Account evidencing payment of Earnings into Earnings Account.

20.26	Ownership and control

The Guarantor shall:

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(a)	remain the direct owner of the shares of the Borrower and of the voting rights attaching to such shares; and

(b)	be the direct owner of shipping companies and of entities engaged in shipping related activities, all acceptable to the Lender.

20.27	Funding of acquisition of Ship

In the event that the acquisition cost of the Ship was funded by means of lending to the Borrower from any person or entity acceptable to the Lender, the Borrower shall ensure that the rights of such person or entity which funded the acquisition cost of the Ship shall be fully subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Deed and the Subordinated Liabilities under that Subordinated Agreement are assigned in favour of the Lender pursuant to a Subordinated Debt Security.

20.28	Use of proceeds

The Borrower shall ensure that no part of the proceeds of the Loan shall be used for the purposes of acquiring shares in the shares of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures of the Lender or other banks and/or financial institutions.

20.29	NASDAQ listing

The Guarantor shall maintain its listing on the NASDAQ Stock Exchange or any other stock exchange acceptable to the Lender.

20.30	Security Deposit Amount

The Borrower shall ensure that on and from the Utilisation Date and throughout the Security Period, there is standing to the credit of the Security Deposit Account a credit balance in an amount of not less than the Security Deposit Amount to be held by the Lender on behalf of the Borrower as security for the Secured Liabilities under this Agreement.

20.31	Application of Security Deposit Amount in the case of mandatory prepayment and Event of Default

(a)
The Borrower agrees that an amount equal to the Security Deposit Amount may be deducted from the amount of the Utilisation if not otherwise paid to the Lender by or on behalf of the Borrower by remitting such amount into the Security Deposit Account on or before the Utilisation Date.

(b)
After the occurrence of an Event of Default which is continuing, the Lender may at its discretion apply the Security Deposit Amount towards any Unpaid Sum.  After any such application then (unless the Loan has been accelerated in accordance with Clause 24.21 (Acceleration)), the Borrower shall within ten (10) Business Days pay to the Lender such amount as may be required to replenish any shortfall in the required Security Deposit Amount.

(c)
In the event of any mandatory prepayment of the Loan under Clause 7.1 (Illegality and Sanctions Laws affecting the Lender), or Clause 7.3 (Mandatory prepayment on sale or Total Loss) or in the event that the Loan is required to be repaid in accordance with Clause 24.21 (Acceleration), then the Lender may at its discretion apply the Security Deposit Amount (or any remaining balance thereof at that time) against the relevant amounts to be prepaid or repaid by the Borrower.

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(d)
If the Loan is repaid in full on the Termination Date or prepaid in full in accordance with Clause 7.2 (Voluntary prepayment of Loan), then provided the Lender is satisfied that the Secured Liabilities have been fully discharged as a result of such repayment or prepayment, the Lender shall return the Security Deposit Amount (or any remaining balance thereof at that time) to the Borrower without any interest or the Borrower may, with the Lender's prior consent, set off the amount of the Balloon Amount due against the Security Deposit Amount standing to the credit of the Security Deposit Account at the time of repayment of the Balloon Amount.

(e)	The Security Deposit Account shall be non-interest bearing and the Lender shall be under no obligation to keep the Security Deposit Amount in a separate account.

20.32	Security Deposit Amount in the case of insolvency of the Lender

In the event that any corporate action, legal proceedings or other similar legal procedure or similar legal step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Lender and/or the Security Deposit Account Bank; or

(b)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Lender and/or the Security Deposit Account Bank or any of its assets; or

(c)
enforcement of any Security over any assets of the Lender and/or the Security Deposit Account Bank, or any analogous procedure or step is taken in any jurisdiction against the Lender and/or the Security Deposit Account Bank and the Security Deposit Amount is blocked in the Security Deposit Account and cannot be released and/or transferred to the Borrower's nominated account in accordance with the provisions of this Agreement, the Security Deposit Amount standing to the credit of the Security Deposit Account shall be automatically set off against the Loan and the Loan shall be reduced accordingly. The Lender shall notify the Obligors in writing when it has actual notice of the occurrence of any of the events under paragraphs (a) to (c) above.

20.33	No variation, release etc. of MOA

The Borrower shall not, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary the MOA (except for the entering with the Seller into any addendum in relation to the necessary delivery documentation or any other delivery operational aspect of the Ship, if so required); or

(b)
release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which the Borrower has at any time to, in or in connection with, the MOA or in relation to any matter arising out of or in connection with the MOA.

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20.34	Provision of information relating to MOA

Without prejudice to Clause 19.4 (Information: miscellaneous), the Borrower shall:

(a)
immediately inform the Lender if any breach of the MOA occurs or a serious risk of such a breach arises and of any other event or matter affecting the MOA which has or is reasonably likely to have a Material Adverse Effect; and

(b)	upon the reasonable request of the Lender, keep the Lender informed as to any notice of readiness of delivery of the Ship.

20.35	No assignment etc. of MOA

The Borrower shall not assign, novate, transfer or dispose of any of its rights or obligations under the MOA.

21	INSURANCE UNDERTAKINGS

21.1	General

The undertakings in this Clause 21 (Insurance Undertakings) shall apply and remain in force on and from the Release Date and throughout the rest of the Security Period except as the Lender may otherwise permit.

21.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including blocking and trapping);

(c)	protection and indemnity risks; and

(d)
any other risks against which the Lender considers, having regard to ship insurance or ship finance practices and other circumstances prevailing at the relevant time, it would be reasonable for the Borrower to insure and which are specified by the Lender by notice to the Borrower.

21.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks (including hull and machinery and excess risks) and war risks, in an amount on an agreed value basis at least the greater of:

(i)	one hundred and twenty per cent. (120%) of the Loan; and

(ii)	the Fair Market Value of the Ship;

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(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Ship;

(e)	on approved terms; and

(f)
through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations (which are members of the International Group of Protection and Indemnity Associations).

21.4	Further protections for the Lender

In addition to the terms set out in Clause 21.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

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(f)	provide that the Lender may make proof of loss if the Borrower fails to do so.

21.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)
notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in sub-paragraph (i) of this paragraph (a) above;

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and

(c)
procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

21.6	Copies of policies; letters of undertaking

The Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters of undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 21.4 (Further protections for the Lender);

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;

(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(iv)	they will, if they have not received notice of renewal instructions from the Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;

(vi)
they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

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(vii)	they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

21.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provide the Lender with:

(a)	a copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

21.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed.

21.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

21.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

21.11	Compliance with terms of insurances

(a)
The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, the Borrower shall:

(i)
take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 21.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)
not make any changes relating to the classification or classification society or manager or operator of the Ship unless they are approved by the underwriters of the obligatory insurances (if such approval is required); and

(iii)
not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

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21.12	Alteration to terms of insurances

The Borrower shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance unless it has obtained the written consent of the Lender (such consent not to be unreasonably withheld or delayed).

21.13	Settlement of claims

The Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)
do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

21.14	Provision of copies of communications

The Borrower shall provide the Lender, at the time of each such material communication (other than communications of an entirely routine nature), with copies of all written communications between the Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

21.15	Provision of information

The Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 21.16 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

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21.16	Mortgagee's interest and additional perils insurances

(a)
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance each in an amount of not less than 120 per cent. of the Loan and otherwise on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

(b)
The Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

22	SHIP UNDERTAKINGS

22.1	General

The undertakings in this Clause 22 (Ship Undertakings) shall apply and remain in force on and from the Release Date and throughout the rest of the Security Period except as the Lender may otherwise permit.

22.2	Ship's name and registration

The Borrower shall:

(a)	keep the Ship registered in its name under an Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;

(c)	not enter into any dual flagging arrangement in respect of the Ship; and

(d)	not change the name of the Ship,

provided that any change of name or flag of the Ship approved by the Lender shall be subject to:

(i)
the Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.

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22.3	Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification with an Approved Classification Society free of overdue recommendations and conditions.

22.4	Classification society undertaking

If required by the Lender in writing, the Borrower shall instruct the Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship;

(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:

(i)	receives notification from the Borrower or any person that the Ship’s Approved Classification Society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower or the Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:

(i)
to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)
to confirm that the Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

22.5	Modifications

Unless with the prior written consent from the Lender (such consent not to be unreasonably withheld or delayed), the Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its market value.  For the avoidance of doubt, scrubber retrofitting and any improvements required for compliance with regulations shall not be considered as material modification for the purpose of this Clause 22.5 (Modifications).

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22.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, the Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and

(iii)	the replacement part or item becomes, on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage.

(b)	The Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

22.7	Surveys

The Borrower shall submit the Ship regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.

22.8	Inspection

The Borrower shall permit the Lender (acting through surveyors or other persons appointed by and reporting to the Lender for that purpose) to board the Ship to inspect its condition or to satisfy themselves about proposed or executed repairs and the Borrower shall afford all proper facilities for such inspections.  Prior to the occurrence of an Event of Default which is continuing, such inspections shall be at reasonable times and upon reasonable notice and without interfering with the Ship's normal course of trading, and no more than one such inspection in each calendar year shall be at the Borrower’s expense.  If an Event of Default has occurred which is continuing the Lender may inspect the Ship as often as it deems necessary or desirable, without restriction, all at the Borrower’s expense.

22.9	Prevention of and release from arrest

(a)	The Borrower shall promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(iii)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances.

(b)
The Borrower shall, immediately upon receiving notice of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.

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22.10	Compliance with laws etc.

Each Obligor shall (and shall procure that each other Transaction Obligor shall):

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Ship, its ownership, employment, operation, management and registration,

including, but not limited to:

(A)	the ISM Code;

(B)	the ISPS Code;

(C)	all Environmental Laws;

(D)	all Sanctions Laws; and

(E)	the laws of the Approved Flag; and

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals;

(c)
without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws; and

(d)	procure that neither any Obligor nor any other member of the Group is or becomes a Restricted Party.

22.11	ISPS Code

Without limiting paragraph (a) of Clause 22.10 (Compliance with laws etc.), the Borrower shall (and shall procure that each Approved Manager will):

(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for the Ship; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

22.12	Trading in war zones or excluded areas

The Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:

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(a)	the prior written consent of the Lender has been given; and

(b)	the Borrower has (at its expense) effected any special, additional or modified insurance cover which the insurers and the Lender may require.

22.13	Provision of information

Without prejudice to Clause 19.4 (Information: miscellaneous) the Borrower shall, promptly provide the Lender with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made by it in respect of the Ship;

(d)	any towages and salvages; and

(e)	its compliance, each Approved Manager's compliance and the compliance of the Ship with the ISM Code and the ISPS Code and any Sanctions Laws,

and, upon the Lender’s request, promptly provide copies of any current Charter relating to the Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.

22.14	Notification of certain events

The Borrower shall immediately notify the Lender by email of:

(a)	any casualty to the Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any requirement or recommendation made in relation to the Ship by any insurer or classification society or by any competent authority which is not immediately complied with;

(e)	any arrest or detention of the Ship or any exercise or purported exercise of any lien on the Ship or the Earnings;

(f)	any intended dry docking of the Ship;

(g)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, any Approved Manager or otherwise in connection with the Ship; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

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(j)
any notice, or the Borrower becoming aware, of any claim, action, suit, proceeding or investigation against any Transaction Obligor, any of its Subsidiaries or any of their respective directors, officers or employees with respect to Sanctions Laws; or

(k)	any circumstances which could give rise to a breach of any representation or undertaking in this Agreement, or any Event of Default, relating to Sanctions,

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to the Borrower's, each Approved Manager's or any other person's response to any of those events or matters.

22.15	Restrictions on chartering, appointment of managers etc.

The Borrower, unless it has obtained the Lender’s written consent in advance (and subject to such additional conditions as the Lender may require), shall not:

(a)	let the Ship on demise charter for any period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of the Ship other than a Permitted Charter;

(c)
materially amend, supplement, cancel or terminate any Management Agreement or an Assignable Charter (and for the avoidance of doubt, but without limitation, any amendment in relation to the parties, terms of hire, the time of the payment and/or the management fee is considered material provided that the Borrower may agree to increase the management fee once a year in line with market standard unless an Event of Default has occurred and is continuing);

(d)	appoint a manager of the Ship other than an Approved Manager or agree to any alteration to the terms of an Approved Manager's appointment;

(e)	de activate or lay up the Ship; or

(f)
put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.

22.16	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first priority or, as the case may be, preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.

22.17	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings.

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22.18	Inventory of Hazardous Materials

The Borrower shall maintain an Inventory of Hazardous Materials in respect of the Ship.

22.19	Assignable Charter

(a)
If the Borrower enters into any Assignable Charter (subject to the Lender's approval) pursuant to Clause 22.15 (Restrictions on chartering, appointment of managers etc.), the Borrower shall, promptly after the date on which it enters into such Assignable Charter:

(i)	provide the Lender with a certified true copy of such Assignable Charter;

(ii)
notify the relevant charterer and any charter guarantor of the assignment of such Assignable Charter under the General Assignment, which the Borrower shall use reasonable commercial efforts to procure the relevant charterer and any charter guarantor to provide acknowledgment under the General Assignment; and

(iii)
without limiting the generality of the above, if that Assignable Charter is a bareboat charter, procure that the bareboat charterer shall promptly execute in favour of the Lender an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by the Borrower or by the bareboat charterer which shall,  be in an agreed form, and shall deliver to the Lender such other documents as the Lender may reasonably require.

(b)
If the Borrower enters into any Assignable Charter pursuant to which the relevant charterer requires a quiet enjoyment letter from the Lender, the Lender shall use its reasonably commercial endeavours to provide such quiet enjoyment letter on such terms as agreed between the Lender, the Borrower and the relevant charterer, and for the avoidance of doubt, under the Lender's applicable internal policies the quiet enjoyment letter shall be subject to the relevant charterer's compliance with Sanctions Laws.

22.20	Sustainable and socially responsible dismantling of Ship

Each Obligor confirms that as long as it is in a lending relationship with the Lender, it will use its reasonable commercial efforts that the Ship controlled by it or sold to an intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation.

22.21	Sanctions Laws and Ship trading

(a)	Without limiting Clause 22.10 (Compliance with laws etc.), the Borrower:

(i)	shall procure that the Ship shall not be used by or for the benefit of a Restricted Party;

(ii)
shall procure that the Ship shall not be used directly or indirectly in trading in any manner contrary to Sanctions Laws (or which could be contrary to Sanctions Laws if Sanctions Laws were binding on each Transaction Obligor) or in any trade which could expose the Ship, a Transaction Obligor, the Lender, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions Laws;

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(iii)	shall procure that such Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(iv)
shall use its best commercial efforts that each charterparty in respect of the Ship shall contain, for the benefit of the Borrower, language which gives effect to the provisions of paragraph (c) of Clause 22.10 (Compliance with laws etc.) as regards Sanctions Laws and of this Clause 22.21 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of applicable sanctions (or which would result in a breach of Sanctions Laws if Sanctions Laws were binding on each Transaction Obligor).

(b)
The Obligor shall not, nor shall an Obligor permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities:

(i)	involving or for the benefit of any Restricted Party; or

(ii)
in any other manner that would reasonably be expected to result in any Obligor or any Lender being in breach of any Sanctions Laws (if and to the extent applicable to either of them) or becoming a Restricted Party.

22.22	Anti-terrorism

The Borrower shall, and shall ensure that each of the other Transaction Obligors will, comply with all anti-terrorism laws in each case applicable to it and shall take all actions necessary or which may be reasonably required by the Lender to allow the Lender to comply with any anti-terrorism laws applicable to it.

22.23	Notification of compliance

The Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 22 (Ship Undertakings).

23	SECURITY COVER

23.1	Minimum required security cover

Clause 23.2 (Provision of additional security; prepayment) applies if, the Lender notifies the Borrower that the Security Cover Ratio is below:

(a)	for the period commencing from the Utilisation Date and up to and including the second anniversary of the Utilisation Date, one hundred and ten per cent. (110%) of the Loan; and

(b)
for the period commencing from the day after the second anniversary of the Utilisation Date and up to and including the fifth anniversary of the Utilisation Date, one hundred and twenty per cent. (120%) of the Loan, in each case, with any such determination being binding and conclusive as regards the Borrower.

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23.2	Provision of additional security; prepayment

(a)
If the Lender serves a notice on the Borrower under Clause 23.1 (Minimum required security cover), the Borrower or the Guarantor shall, on or before the date falling 30 Business Days after the date on which the Lender’s notice is served (the "Rectification Date"), prepay such part of the Loan as shall eliminate the shortfall.

(b)
The Borrower or the Guarantor may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security (including cash deposits pledged in favour of the Lender) which, in the opinion of the Lender:

(i)	has a net realisable value at least equal to the shortfall; and

(ii)	is documented in such terms as the Lender may approve or require,

before the Rectification Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

23.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 23.2 (Provision of additional security; prepayment) and which constitutes Security over a vessel shall be the Fair Market Value of the vessel concerned.

23.4	Valuations binding

Any valuation under this Clause 23 (Security Cover) shall be binding and conclusive as regards the Borrower.

23.5	Provision of information

(a)
The Borrower shall promptly provide the Lender and any Approved Valuer acting under this Clause 23 (Security Cover) with any information which the Lender or that Approved Valuer may request for the purposes of the valuation.

(b)
If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Valuer or the Lender considers prudent.

23.6	Prepayment mechanism

Any prepayment pursuant to Clause 23.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.2 (Voluntary prepayment of Loan); however, such prepayment shall be applied against the outstanding Repayment Instalments (including the Balloon Amount) in order of maturity commencing with the next Repayment Instalment due after the date of such prepayment but ignoring any restriction as to prepayments being made on the last day of the Interest Period.

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23.7	Provision of valuations

(a)
The Lender shall at such times as the Lender shall deem necessary and, in any event, at least twice during each calendar year on 30 June and 31 December, following the date of this Agreement, be provided with a valuation of the Ship and any other vessel over which additional Security has been created in accordance with Clause 23.2 (Provision of additional security; prepayment), from an Approved Valuer to enable the Lender to determine the Fair Market Value of the Ship and (if applicable) any such other vessel.

(b)	In addition to the valuations obtained at the intervals described in paragraph (a) above, additional valuations may be obtained:

(i)	at any other time requested by the Borrower for the purposes of Clause 23.8 (Release of additional security); or

(ii)	upon occurrence of an Event of Default which is continuing, at any other time requested by the Lender in its absolute discretion.

(c)
The valuations referred to in paragraph (a), (b)(i) and (b)(ii) of Clause 23.7 (Provision of valuations) shall be at the Borrower’s cost, but no more than twice per year, unless the valuations provided under paragraph (a), (b)(i) and (b)(ii) of Clause 23.7 (Provision of valuations) show a breach of Clause 23.1 (Minimum required security cover), in which case any additional valuations will be at the Borrower’s cost.

23.8	Release of additional security

The Lender shall, upon request by the Borrower, release (at the cost of the Borrower) any additional security provided pursuant to Clause 23.2 (Provision of additional security; prepayment) on the conditions that:

(a)
after the provision of such additional security (but without taking into account the value of such additional security), the Security Cover Ratio has been maintained for six consecutive Months for no less than the applicable percentage set out in paragraph (a) or (b) of Clause 23.1 (Minimum required security cover) in accordance with Clause 23.1 (Minimum required security cover) as evidenced by additional valuations provided in accordance with Clause 23.7 (Provision of valuations) and dated no earlier than the later of (i) 30 days prior to the date of release of such additional security and (ii) six months after provision of such additional security;

(b)	the Borrower will be in compliance with Clause 23.1 (Minimum required security cover) immediately following such release; and

(c)	no Default has occurred which is continuing.

24	EVENTS OF DEFAULT

24.1	General

Each of the events or circumstances set out in this Clause 24 (Events of Default) is an Event of Default except for Clause 24.21 (Acceleration) and Clause 24.22 (Enforcement of security and other rights).

24.2	Non-payment

A Transaction Obligor or Third Party Manager does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

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(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

24.3	Specific obligations

A breach occurs of Clause 4.4 (Conditions subsequent), Clause 18.34 (Sanctions Laws), Clause 20.10 (Title), Clause 20.11 (Negative pledge), Clause 20.21 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 21.2 (Maintenance of obligatory insurances), Clause 21.3 (Terms of obligatory insurances), Clause 21.5 (Renewal of obligatory insurances), Clause 22.3 (Repair and classification), Clause 22.21 (Sanctions Laws and Ship trading) or, save to the extent such breach is a failure to pay and therefore subject to Clause 24.2 (Non-payment), Clause 23 (Security Cover).

24.4	Other obligations

(a)
A Transaction Obligor or Third Party Manager does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.2 (Non-payment) and Clause 24.3 (Specific obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Lender giving notice to the Borrower or (if earlier) any Transaction Obligor or any Third Party Manager becoming aware of the failure to comply.

24.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor or any Third Party Manager in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

24.6	Cross default

(a)	Any Financial Indebtedness of any Transaction Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of any Transaction Obligor as a result of an event of default (however described).

(d)
Any creditor of any Transaction Obligor becomes entitled to declare any Financial Indebtedness of any Transaction Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

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(e)
No Event of Default will occur under this Clause 24.6 (Cross default) in respect of the Guarantor if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than in relation to the Guarantor $5,000,000 (or its equivalent in any other currency).

24.7	Insolvency

(a)	A Transaction Obligor or Third Party Manager:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Transaction Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, seeking bankruptcy protection, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor or any Third Party Manager;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor or any Third Party Manager;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor or any Third Party Manager,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition or other proceeding which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

24.9	Creditors' process

 Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Transaction Obligor (other than an arrest or detention of the Ship referred to in Clause 24.14 (Arrest)) and is not discharged within 20 Business Days.

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24.10	Ownership

The Borrower ceases to be (a) 100% directly owned by the Guarantor; or (b) directly or indirectly controlled by the Guarantor.

24.11	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.

(c)
Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

24.12	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

24.13	Cessation of business

Any Transaction Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

24.14	Arrest

Any arrest of the Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the Borrower within 45 days of such arrest or detention.

24.15	Expropriation

The authority or ability of any Transaction Obligor or any Third Party Manager to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any Third Party Manager or any of its assets, unless such Transaction Obligor or any Third Party Manager upon receiving notice of such event procures the release of the relevant assets and such assets are redelivered to the full control of that Transaction Obligor within 10 Business Days of such event, or any Third Party Manager other than:

(a)	an arrest or detention of the Ship referred to in Clause 24.14 (Arrest); or

(b)	any Requisition.

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24.16	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security or a Transaction Document or any of the Transaction Security otherwise ceases to remain in full force and effect for any reason.

24.17	Litigation

 Any litigation, arbitration or administrative, governmental, regulatory or other investigations, proceedings or any investigations of, or before, any court, arbitral body or agency are commenced or threatened, or any judgment or order of a court, arbitral body, agency or tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any member of the Group or their assets which have or, if adversely determined, is reasonably likely to have a Material Adverse Effect, unless (i) the relevant member of the Group has taken active measures to dispute such proceedings or disputes and such proceedings or disputes are dismissed or withdrawn within 14 days of being made or presented or (ii) the combined value of such proceedings or disputes in respect of such member of the Group (other than a Borrower) does not exceed $1,000,000 (or its equivalent in any other currency) in aggregate.

24.18	Sanctions Laws

(a)
Any Transaction Obligor, any Third Party Manager or a member of the Group becomes a Restricted Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Person or any of such persons becomes the owner or controller of a Restricted Person.

(b)
Any proceeds of the Loan is made available, directly or indirectly, to or for the benefit of a Restricted Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions Laws.

(c)	Any Transaction Obligor, or any Third Party Manager is not in compliance with all Sanctions Laws.

(d)
This Clause 24.18 (Sanctions Laws) is without prejudice to any other Event of Default which may occur by reason of breach of, or non-compliance with, any of the other provisions of this Agreement which relate to Sanctions Laws.

24.19	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.20	Replacement of Manager

No Event of Default will occur under this Clause 24 (Events of Default) in respect of a Third Party Manager if the Borrower replaces such Third Party Manager with another Approved Manager and delivers to the Lender the documents referred in paragraph 3.2 of Part A and paragraph 2(c) of Part C of Schedule 2 (Conditions Precedent and Conditions Subsequent) within 10 Business Days from the date of either Obligor becoming aware of such occurrence.

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24.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Commitment, whereupon it shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender,

and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 24.22 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

24.22	Enforcement of security

On and at any time after the occurrence of an Event of Default the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 24.21 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

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SECTION 9

CHANGES TO PARTIES

25	CHANGES TO THE TRANSACTION OBLIGORS

25.1	Assignment or transfer by Transaction Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Subordinated Creditors

(a)	The Borrower may request that any person becomes a Subordinated Creditor, with the prior approval of the Lender, by delivering to the Lender:

(i)	a duly executed Subordination Agreement

(ii)	a duly executed Subordinated Debt Security; and

(iii)
such constitutional documents, corporate authorisations and other documents and matters as the Lender may reasonably require, in form and substance satisfactory to the Lender, to verify that the person's obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Lender enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.

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SECTION 10

ADMINISTRATION

26	CHANGES TO THE LENDER

26.1	Assignment by the Lender

Subject to this Clause 26 (Changes to the Lender), the Lender (the "Existing Lender") may:

(a)	assign all (but not part) of its rights under the Finance Documents; or

(b)	transfer by novation any of its rights and obligations under the Finance Documents,

to another bank or financial institution, an Affiliate of the Existing Lender or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

26.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by the Existing Lender unless the assignment is:

(i)	to financial institution or bank which:

(A)	has a dedicated ship finance lending desk and business; and

(B)
is not a trust or fund or pension fund or insurance company or another entity engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets;

(ii)	to an Affiliate of the Existing Lender or any Subsidiaries of SinoPac Financial Holdings Company Limited;

(iii)	if the Existing Lender is a fund, to a fund which is a Related Fund; or

(iv)	made at a time when an Event of Default is continuing.

(b)
The Existing Lender shall give prior written notice of not less than 14 days before any assignment or transfer. The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that period.

(c)	If:

(i)	the Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that Clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs),

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then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.

(d)	An assignment or transfer will only be effective on:

(i)
receipt by the Lender of written confirmation from the New Lender (in form and substance satisfactory to the Existing Lender) that the New Lender will assume the same obligations to the other Secured Parties as it would have been under if it were an Original Lender; and

(ii)
performance by the Existing Lender of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Existing Lender shall promptly notify to the New Lender.

(e)
Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower or any other Transaction Obligor had against the Existing Lender.

(f)	No costs or expenses in relation to such an assignment or transfer shall be borne by any Transaction Obligor.

(g)	The Borrower may elect to refinance the Facility in response to an assignment or transfer by the Existing Lender, and the prepayment of the Loan shall not be subject to any prepayment fees.

26.3	Assignment fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Existing Lender (for its own account) a fee of $2,000 unless the assignment is to an Affiliate of the Existing Lender.

26.4	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 26 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

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(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

27	PAYMENT MECHANICS

27.1	Payments to the Lender

(a)
On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to the following account:

Correspondent bank:	Wells Fargo Bank, N.A. (SWIFT code: ) or Citibank, N.A., New York (SWIFT code: ) or The Bank of New York Mellon (SWIFT code: )
Beneficiary Bank:	Bank SinoPac
Beneficiary Bank Address:	9F, No.36, Sec. 3, Nanjing E. Rd., Zhongshan Dist., Taipei, Taiwan
SWIFT Code:
Beneficiary:	SINOPAC CAPITAL INT’L (HK) LTD
Beneficiary Address :	6F.&7F., No. 130, Sec. 3, Nanjing E. Rd., Zhongshan Dist., Taipei, Taiwan
Account Number:
Currency:	USD

or such other account in Taipei or the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in Taipei, such Participating Member State or London, as specified by the Lender) and with such other bank as the Lender, in each case, specifies in writing.

(c)
If a Transaction Obligor has received notification of any change to the payment account in accordance with paragraph (b) above, the Borrower shall verify such new account details with the Lender by an alternative mode of communication which is different from the mode which such Transaction Obligor received such notification before making any payment to such new account under the Finance Documents.

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27.2	Application of receipts; partial payments

(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.

(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.

27.3	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.4	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

27.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

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27.7	Currency conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

27.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)
the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)
the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligor as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

(d)
the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.8 (Disruption to Payment Systems etc.).

28	SET-OFF

The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

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(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30	BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

31	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

31.2	Addresses

The address, emails and telephone number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrower, that specified in Schedule 1 (The Parties); and

(b)
in the case of any other Transaction Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, email and telephone number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

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(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4	Electronic communication

(a)
Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)
Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)
Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 31.4 (Electronic communication).

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31.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention and interest calculation

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

33	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	REMEDIES AND WAIVERS

(a)
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

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(b)	No variation or amendment of a Finance Document shall be valid unless in writing and signed by the Lender.

35	ENTIRE AGREEMENT

(a)
This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)
Each Party acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.

36	SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

37	IRREVOCABLE PAYMENT

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

38	AMENDMENTS

38.1	Required consents

Any term of a Finance Document may be amended only with the consent of the parties to the relevant Finance Document and its performance may be waived only by the relevant party to the relevant Finance Document.

38.2	Changes to reference rate

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of (or in addition to) that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

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(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

(b)	In this Clause 38.2 (Changes to reference rate):

"Published Rate" means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

"Published Rate Contingency Period" means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

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(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)
in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

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(c)	in the opinion of the Lender and the Borrower, an appropriate successor or alternative to a Published Rate.

38.3	Obligors' intent

Without prejudice to the generality of Clauses 1.2 (Construction) and 17.4 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:

(a)	business acquisitions of any nature;

(b)	increasing working capital;

(c)	enabling investor distributions to be made;

(d)	carrying out restructurings;

(e)	refinancing existing facilities;

(f)	refinancing any other indebtedness;

(g)	making facilities available to new borrowers;

(h)	any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and

(i)	any fees, costs and/or expenses associated with any of the foregoing.

39	CONFIDENTIALITY

39.1	Confidential Information

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

The Lender may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, insurers, reinsurers, insurance brokers, insurance advisors, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Lender and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.4 (Security over Lender’s rights);

(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)
in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

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(B)
in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information; and

(e)	to the U.S. Securities and Exchange Commission (the "SEC") such Confidential Information as may be required to be disclosed to the SEC.

39.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

39.4	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

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39.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceased to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

40	CONFIDENTIALITY OF FUNDING RATES

40.1	Confidentiality and disclosure

(a)	Each Obligor agrees to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by applicable provisions of this Clause.

(b)	Each Obligor may disclose any Funding Rate to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Borrower, as the case may be, it is not practicable to do so in the circumstances;

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(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender.

40.2	Related obligations

(a)
Each Obligor acknowledges that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate for any unlawful purpose.

(b)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (b) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40 (Confidentiality of Funding Rates).

40.3	No Event of Default

No Event of Default will occur under Clause 24.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 40 (Confidentiality of Funding Rates).

41	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 11
GOVERNING LAW AND ENFORCEMENT

42	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43	ENFORCEMENT

(a)
Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute") shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 43 (Enforcement).

(b)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) Terms current at the time when the arbitration proceedings are commenced.

(c)	The seat of the arbitration shall be London, England, even where any hearing takes place outside England.

(d)
The reference shall be to three (3) arbitrators. A Party wishing to refer a Dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

(e)	Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(f)
In cases where neither the claim nor any counterclaim exceeds the sum of US$200,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(g)	The language of any arbitration proceedings shall be English.

This Agreement has been entered into on the date stated at the beginning of this Agreement. This Agreement has been executed and entered into by the Guarantor as a deed and is intended to be and is delivered by the Guarantor as a deed.

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SCHEDULE 1

THE PARTIES

PART A

THE OBLIGORS

Name of Borrower	Place of Incorporation	Entity number	Address for Communication

Chrisea Maritime Co.	The Republic of the Marshall Islands	118257	c/o 154 Vouliagmenis Avenue, 16674, Glyfada, Athens, Greece Attention: Stamatios Tsantanis/ Stavros Gyftakis Email: Tel.:

Name of Guarantor	Place of Incorporation	Entity number	Address for Communication

United Maritime Corporation	The Republic of the Marshall Islands	112801	c/o 154 Vouliagmenis Avenue, 16674, Glyfada, Athens, Greece Attention: Stamatios Tsantanis/ Stavros Gyftakis Email: Tel.:

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PART B

THE ORIGINAL LENDER

Name of Original Lender	Commitment	Registration number	Address for Communication

SinoPac Capital International (HK) Limited	$16,500,000	71963750	6F., No. 130, Sec. 3, Nanjing E. Rd., Zhongshan Dist., Taipei City 104, Taiwan Email: Attn: Andy Chang / Allen Chi

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SCHEDULE 2

CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

PART A

CONDITIONS PRECEDENT TO UTILISATION REQUEST

1	Obligors

1.1	A copy of the constitutional documents of each Obligor.

1.2
A copy of a resolution of the board of directors of each Obligor (in relation to the Guarantor, a copy of a resolution of the board of directors certified under the original certificate in paragraph 1.8):

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	A copy of the power of attorney of each Obligor authorising a specified person or persons to execute the Finance Documents to which it is a party.

1.4	A specimen of the signature or copy of the passport of each person authorised by the resolution referred to in paragraph 1.2 above.

1.5	A copy of a resolution signed by all the holders of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

1.6
A copy of certificate of each Obligor (signed by an officer) confirming that borrowing, securing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, securing, guaranteeing or similar limit binding on it to be exceeded.

1.7
A copy of certificate of each Obligor that is incorporated outside the UK (signed by an officer) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.

1.8
A copy of certificate of an authorised signatory of the relevant Obligor confirming the names and offices of all the directors of that Obligor and certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent and Conditions Subsequent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

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1.9	Documentary evidence satisfactory to the Lender showing the legal and beneficial ownership of the Borrower.

2	Finance Documents

2.1	Duly executed originals of the following Finance Documents (and of each document to be delivered under each of them):

(a)	this Agreement; and

(b)	any Fee Letter.

2.2	Agreed forms of the following Finance Documents:

(a)	the Mortgage;

(b)	the General Assignment;

(c)	any Manager’s Undertaking; and

(d)	the Shares Security.

3	Ship

3.1	Documentary evidence that the Ship is definitively and permanently registered in the name of the Seller under the Approved Flag.

3.2
Documents establishing that the Ship is managed commercially by its Approved Commercial Managers, technically by its Approved Technical Manager and the crew of the Ship is managed by the Approved Crew Manager on terms acceptable to the Lender, together with copies of:

(a)	the Approved Technical Manager's Document of Compliance; and

(b)
the Ship's Safety Management Certificate (together with any other details of the applicable Safety Management System which the Lender requires), the Class Certificate and of any other documents required under the ISM Code and the ISPS Code in relation to the Ship including without limitation an ISSC.

3.3	One valuation of the Ship dated not more than three Months prior to the Utilisation Date for determination of the Fair Market Value of the Ship as at the Utilisation Date.

4	Other documents and evidence

4.1	In relation to the MOA:

(a)	duly executed and dated copies of the MOA and any addenda thereunder (if applicable); and

(b)	a duly executed and dated copy of the Escrow Agreement.

4.2
If applicable, a copy of any Assignable Charter in respect of the Ship duly executed by the parties thereto and of each document delivered pursuant to it, together with such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution of that Assignable Charter by each of the parties thereto.

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4.3
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document, or for the validity and enforceability of any Transaction Document.

4.4	Copies of the Original Financial Statements of the Borrower and the Guarantor.

4.5
Satisfactory completion of the Lender's compliance and due diligence requirements in connection with the "know your customer" process or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

4.6	Documentary evidence that the Earnings Account has been opened.

4.7
Unless deducted from the amount of the Utilisation in accordance with paragraph (a) of Clause 20.31 (Application of Security Deposit Amount in the case of mandatory prepayment and Event of Default), evidence satisfactory to the Lender that the Security Deposit Amount has been deposited to the Security Deposit Account.

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PART B

CONDITIONS PRECEDENT TO UTILISATION

1	Finance Documents

Duly executed but undated originals of the following Finance Documents (and of each document to be delivered under each of them):

(a)	the Mortgage;

(b)	the General Assignment;

(c)	a Manager's Undertaking of each of the Approved Commercial Manager, the Approved Technical Manager and the Approved Crew Manager; and

(d)	the Shares Security.

2	Ship and funding

2.1
If applicable, evidence that all sums then due (if any) to the Seller, other than the sums to be financed pursuant to the Utilisation, have been or will be paid by the Borrower to the Seller or the Escrow Agent on the Release Date.

2.2	Documentary evidence that the Ship will, as from the Release Date:

(a)	be definitively and provisionally registered in the name of the Borrower under the Approved Flag; and

(b)	be in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents.

3	Insurance

3.1	Documents establishing that the Ship will, as from the Release Date, be insured in accordance with the provisions of this Agreement, namely:

(a)
agreed forms of all policies relating to the obligatory insurances of the Ship required under Clause 21.2 (Maintenance of obligatory insurances), together with agreed forms of all letters of undertaking issued by the Approved Brokers and any protection and indemnity and/or war risks associations in which the Ship is entered relating to such obligatory insurances;

(b)
an agreed form of the policies relating to mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance required under Clause 21.16 (Mortgagee's interest and additional perils insurances); and

(c)	an agreed form of opinion from an independent insurance consultant appointed by the Lender on such matters relating to the Insurances as the Lender may require.

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4	Other documents and evidence

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

5	Legal opinions

5.1	An agreed form of a legal opinion of Watson Farley & Williams LLP, legal advisers to the Lender in relation to English law.

5.2	An agreed form of a legal opinion of Watson Farley & Williams LLP, legal advisers to the Lender in relation to Marshall Islands law.

5.3	An agreed form of any legal opinion by lawyers appointed by the Lender on such matters on the laws of any other jurisdiction as the Lender may require.

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PART C

CONDITIONS PRECEDENT ON RELEASE DATE

1	Obligors

1.1
A certificate of an authorised signatory of each Obligor certifying that each copy document which it is required to provide under Part A of Schedule 2 (Conditions Precedent and Conditions Subsequent) is correct, complete and in full force and effect as at the Release Date.

1.2	A certificate of good standing in respect of each Obligor, each dated no earlier than the date falling 1 month prior to the Release Date (or such other date as may be acceptable to the Lender).

2	Finance Documents

Duly executed and dated originals of the following Finance Documents (and of each document to be delivered under each of them):

(a)	the Mortgage;

(b)	the General Assignment;

(c)	a Manager's Undertaking of each Approved Manager; and

(d)	the Shares Security.

3	Ship

3.1
A duly executed copy of the Mortgage together with documentary evidence that (a) the Mortgage has been duly registered or recorded (as the case may be) as a valid first preferred or priority (as the case may be) ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag and (b) the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents.

3.2	Documentary evidence that the Ship:

(a)
has been unconditionally delivered by the Seller to, and accepted by, the Borrower under the MOA and that the full purchase price payable and all other sums due to the Seller under the MOA and other related documents, other than the sums to be financed pursuant to the Utilisation, have been paid (or released by the Escrow Agent to the Seller;

(b)	is definitively and provisionally registered in the name of the Borrower under the Approved Flag;

(c)	is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents; and

(d)	maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society.

3.3	A copy of the commercial invoice issued by the Seller to the Borrower evidencing the Purchase Price payable under the MOA.

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PART D

CONDITIONS SUBSEQUENT

1	Legal opinions

No later than three Business Days after the Release Date:

(a)	a legal opinion of Watson Farley & Williams LLP, legal advisers to the Lender in relation to English law.

(b)	a legal opinion of Watson Farley & Williams LLP, legal advisers to the Lender in relation to Marshall Islands law.

(c)	a legal opinion of any other lawyers appointed by the Lender on such matters and laws of any other jurisdiction as the Lender may require.

2	Insurances

(a)
No later than the fifteenth Business Day after the Release Date, copies of all policies relating to the obligatory insurances of the Ship required under Clause 21.2 (Maintenance of obligatory insurances), together with copies of all executed letters of undertaking issued by the Approved Brokers and any protection and indemnity and/or war risks associations in which the Ship is entered relating to such obligatory insurances.

(b)	No later than the one Month after the Release Date:

(i)
copies of the policies relating to mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance required under Clause 21.16 (Mortgagee's interest and additional perils insurances); and

(ii)	an issued opinion from an independent insurance consultant appointed by the Lender on such matters relating to the Insurances as the Lender may require.

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SCHEDULE 3

UTILISATION REQUEST

From:	Chrisea Maritime Co.
a corporation incorporated in the Republic of the Marshall Islands as Borrower

To:	SinoPac Capital International (HK) Limited
a company incorporated in Hong Kong with limited liability
as Lender

Dated: [●]

Dear Sirs

Chrisea Maritime Co. – $16,500,000 Facility Agreement dated [●] 2024 (the "Agreement")

1
We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	$[●]

Interest Period:	[●]

3
We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4
We represent and warrant that the representations and warranties in Clause 18 (Representations) remain true by reference to the facts and circumstances existing at the date of this, Utilisation Request.

5	You are authorised and requested to deduct from the Loan the facility fee payable under Clause 11.1 (Facility fee) and the Security Deposit Amount prior to funds being remitted.

6	The balance of the proceeds of the Loan after the deductions contemplated under paragraph 5 above should be credited to [account].

7	This Utilisation Request is irrevocable.

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Yours faithfully

For and on behalf of CHRISEA MARITIME CO.

Name:
Title:

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SCHEDULE 4

LIST OF APPROVED VALUERS

Shipbroker	Country

Clarksons Valuations Limited	United Kingdom

Maersk Broker	Denmark

Simpson Spence Young	United Kingdom

Howe Robinson Partners	Singapore

Arrow Valuations	United Kingdom

Fearnleys AS	Norway/Singapore

Barry-Rogliano Salles (BRS)	France

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SCHEDULE 5

TIMETABLES

Delivery of the duly completed Utilisation Request (Clause 5.1 (Delivery of Utilisation Request))	Two Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of Utilisation Request))

Reference Rate is fixed	Quotation Day

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EXECUTION PAGES

BORROWER

SIGNED by Stavros Gyftakis	) /s/ Stavros Gyftakis
duly authorised	)
for and on behalf of	)
CHRISEA MARITIME CO.	)
its attorney-in-fact	)
In the presence of:	)

Witness' signature:	) /s/ Maria Moschopoulou
Witness' name: Maria Moschopoulou	)
Witness' address:154 Vouliagmenis Avenue	)
166 74 Glyfada, Athens Greece

GUARANTOR

EXECUTED AS A DEED by Stamatios Tsantanis	) /s/ Stamatios Tsantanis
duly authorised attorney-in-fact	)
for and on behalf of	)
UNITED MARITIME CORPORATION	)
its attorney-in-fact	)
in the presence of:	)

Witness' signature:	) /s/ Maria Moschopoulou
Witness' name: Maria Moschopoulou	)
Witness' address:154 Vouliagmenis Avenue	)
166 74 Glyfada, Athens Greece

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ORIGINAL LENDER

SIGNED by Wang Ying Ju	) /s/ Wang Ying Ju
duly authorised	)
for and on behalf of	)
SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED	)
its authorised signatory	)
in the presence of:	)

Witness' signature:	) /s/ CHI, CHUAN YU
Witness' name: CHI, CHUAN YU	)
Witness' address: 6F & 7F, No. 130, Sec. 3, Nanjing E. Rd., Zhongshan Dis., Taipei City, Taiwan

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